Exhibit 10.6

***Text Omitted and Filed Separately with the Securities and Exchange Commission. Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (this “Agreement”) is entered into as of September 26, 2016 by and between (a) EXPRESS SCRIPTS, INC. (“EXPRESS SCRIPTS”) and (b) HORIZON PHARMA USA, INC., (“HORIZON”).  Collectively, EXPRESS SCRIPTS and HORIZON shall be referred to as the “Parties” or singularly, a “Party.”

RECITALS

WHEREAS, effective November 1, 2012, the Parties entered into a Preferred Savings Grid Rebate Program Agreement (“Rebate Agreement”), as amended, whereby HORIZON agreed to pay EXPRESS SCRIPTS rebates and administrative fees with respect to certain utilization of Horizon’s products, under specified conditions, and in exchange for related administrative services;

WHEREAS, (a) Express Scripts contends that Horizon agreed to pay rebates under the Rebate Agreement to Express Scripts for the drugs Duexis, Rayos, and Vimovo, and that Horizon has breached the Rebate Agreement by failing to pay such rebates, and (b) Horizon contends that Express Scripts agreed to perform certain services under the Rebate Agreement, that Express Scripts breached the Rebate Agreement by failing to perform such services, and that Horizon terminated the Rebate Agreement effective August 30, 2014 such that rebates under it were no longer due and owing (collectively, the “Dispute”).

WHEREAS, on November 10, 2015, EXPRESS SCRIPTS filed a Complaint against HORIZON in the Superior Court of the State of Delaware, Case No. N15C-11-054 (CCLD) asserting claims for breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, and declaratory relief arising from Rebate Agreement.

WHEREAS, on January 11, 2016, HORIZON answered the Complaint, denying EXPRESS SCRIPTS’ claims and filed a Counterclaim against EXPRESS SCRIPTS for breach of contract, breach of the implied covenant of good faith and fair dealing, and declaratory relief arising from EXPRESS SCRIPTS’ alleged breach of the Rebate Agreement (the “Litigation”).

WHEREAS, without either Party conceding the validity or correctness of the position of the other, in order to avoid the costs, uncertainty, and vexation of additional legal proceedings, the Parties want to finally and conclusively resolve their differences, including any and all causes of action and claims either Party has or may have against the other in connection with the Litigation, and the Rebate Agreement that is the subject of that Litigation.

Now, therefore, in consideration of the foregoing recitals (which are hereby incorporated into this Agreement), and the following terms and conditions, and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby covenant and agree as follows:

AGREED TERMS

1.Settlement Payment by HORIZON.  HORIZON will pay EXPRESS SCRIPTS in the amount of $[…***…] and in the amount of $[…***…] for Express Scripts’ attorneys’ fees and litigation costs and expenses, for a total of $65,000,000 (the “Settlement Payment”) as provided herein by wiring the Settlement Payment to an account designated by Express Scripts.  The Settlement Payment shall be paid as follows:

(a) No later than 60 business days after EXPRESS SCRIPTS and HORIZON exchange fully executed copies of this Agreement, HORIZON will make an initial installment payment of $32,500,000, inclusive of $[…***…] in payment of EXPRESS SCRIPTS’ attorneys’ fees and litigation costs and expenses;

(b)$16,250,000 payable on or before January 15, 2017; and

(c)$16,250,000 payable on or before April 15, 2017.

The Settlement Payment shall constitute the Parties’ full release for any amounts allegedly owed to each other arising from the 2012 Rebate Agreement.

In the event HORIZON defaults on any part of the Settlement Payment, EXPRESS SCRIPTS shall provide HORIZON notice of such default and ten (10) business days to cure such default.  If HORIZON fails to cure its default within this ten (10)-day period, all remaining Settlement Payment amounts will become immediately due and owing.

2.Attorneys’ Fees and Expenses.  Except as expressly provided in this Agreement, each side shall bear its respective attorneys’ fees, costs, and expenses of any kind or nature whatsoever related to the Litigation and the preparation of this Agreement.

3.Taxes.  EXPRESS SCRIPTS shall be solely responsible for, and is legally bound to make payment of, any taxes determined to be due and owing (including penalties and interest related thereto) by it to any federal, state, local or regional taxing authority as a result of the Settlement Payment.  EXPRESS SCRIPTS understands that HORIZON has not made, and it does not rely upon, any representations regarding the tax treatment of the sums paid pursuant to this Agreement.  Moreover, EXPRESS SCRIPTS agrees to indemnify and hold HORIZON harmless in the event that any governmental taxing

***Confidential Treatment Requested

authority asserts against HORIZON any claim for unpaid taxes, failure to withhold taxes, penalties or interest based upon the payment of the Settlement Payment.

4.Mutual Release.  The Parties, on behalf of themselves, their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, hereby release and discharge the other Party, together with their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred) and punitive damages, of any nature whatsoever, known or unknown, which either Party has, or may have had, against the other Party, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from:

(a)the Dispute;

(b)the Litigation; and/or

(c)the Rebate Agreement.

This Agreement resolves any claim for relief that is, or could have been alleged, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs and attorneys’ fees related to or arising from the Dispute.  Notwithstanding anything herein to the contrary, this Agreement does not release HORIZON or EXPRESS SCRIPTS from their obligations provided for in this Agreement, which shall remain in full force and effect according to its terms.

5.No Admission of Liability.  The Parties acknowledge that the Settlement Payment was agreed upon as a compromise and final settlement of disputed claims and that payment of the Settlement Payment is not, and may not be construed as, an admission of liability by HORIZON and is not to be construed as an admission that HORIZON engaged in any wrongful, tortious or unlawful activity.  HORIZON specifically disclaims and denies (a) any liability to EXPRESS SCRIPTS and (b) engaging in any wrongful, tortious or unlawful activity.

6.Dismissal of Litigation.  The Parties shall take whatever actions are necessary to ensure that the Litigation is dismissed in its entirety as to both Parties, with prejudice and without costs or fees, within three (3) days of HORIZON’s delivery of the initial installment of the Settlement Payment, as described in Paragraph 1(a).  Nothing in this Agreement, specifically including Paragraphs 4 and 6, is intended to release or limit any Party’s right to enforce the terms of this Agreement, including the payment obligations in Paragraph 1.  The stipulation of dismissal and proposed order shall provide that the Superior Court of the State of Delaware will retain jurisdiction to enforce this Agreement.

7.Confidentiality of Agreement. The fact of settlement, and the Settlement Payment, will be a matter of public record pursuant to Paragraph 8 below. The Parties expressly understand and agree, however, that this Agreement will remain CONFIDENTIAL, except as provided herein.

A Party may disclose this Agreement: (a) to the extent necessary to enforce the Party’s rights under the Agreement; (b) as required by law, including, but not limited to, in response to an order or subpoena issued by a court of competent jurisdiction, a duly constituted arbitration panel, or a local, state, or federal governmental agency, so long as advance notice, in writing, is immediately given to all the Parties, prior to any such disclosure; and (c) only to the extent reasonably necessary, to persons providing auditing, tax, insurance, actuarial, or financial services to a Party, provided those persons are bound by confidentiality obligations no less restrictive than those set forth herein and except as required by law or order of court.  Each Party shall be liable for any breaches of confidentiality by persons to whom such Party has disclosed this Agreement in accordance with clause (c) of the preceding sentence.  If a Party is compelled by any law, regulation or court order to disclose this Agreement, such Party shall provide written notice to the other Party before making such disclosure.  Notwithstanding the foregoing, EXPRESS SCRIPTS also has the right to notify its clients of the settlement, the Settlement Payment and its structured payment terms, in connection with any payment of a client’s share of the settlement monies for rebates and other fees related to the Horizon products in accordance with a client’s contract, that are the subject of the Rebate Agreement.

8.Public Disclosure of Agreement.  Concurrent with the exchange between the Parties of fully executed copies of this Agreement, as described in Paragraph 18 below, HORIZON will issue an 8K report with the Securities and Exchange Commission (“SEC”) relating to the settlement and the dismissal of the Litigation.  A copy of the 8K report is attached hereto as Exhibit A.    The Parties will not provide any comments to the general public through news media (“Public Disclosure”) relating to the settlement and the dismissal of the Litigation. The Parties further agree that, unless required to do so by legal process, their officers and directors will not make any Public Disclosure of any disparaging statements or representations related to this Dispute and/or this Litigation.

9.[…***…].

10.Agreement is Legally Binding.  The Parties intend this Agreement to be legally binding upon and shall inure to the benefit of each of them and their respective successors, assigns, executors, administrators, heirs and estates.  Moreover, the persons and entities referred to in paragraph 4 above, but not a Party, are third-party beneficiaries of this Agreement.

11.Entire Agreement.  The recitals set forth at the beginning of this Agreement are incorporated by reference and made a part of this Agreement.  This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations and/or agreements, proposed or otherwise, written or oral, concerning the subject matter hereof.  Furthermore, no modification of this Agreement shall be binding unless in writing and signed by each of the parties hereto.

12.New or Different Facts: No Effect.  Except as provided herein, this Agreement shall be, and remain, in effect despite any alleged breach of this Agreement or the discovery or existence of any new or additional fact, or any fact different from that which either Party now knows or believes to be true.  Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or constitute, a release of any Party’s rights to enforce the terms of this Agreement.

13.Interpretation.  Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.  The headings within this Agreement are purely for convenience and are not to be used as an aid in interpretation.  Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

***Confidential Treatment Requested

14.Governing Law and Choice of Forum.  This Agreement is made and entered into within and shall be governed by, construed, interpreted and enforced in accordance with the laws of the Delaware, without regard to the principles of conflicts of laws.  Any action to enforce this Agreement shall be brought only in a Delaware state court.

15.Reliance on Own Counsel.  In entering into this Agreement, the Parties acknowledge that they have relied upon the legal advice of their respective attorneys, who are the attorneys of their own choosing, that such terms are fully understood and voluntarily accepted by them, and that, other than the consideration set forth herein, no promises or representations of any kind have been made to them by the other Party.  The Parties represent and acknowledge that in executing this Agreement they did not rely, and have not relied, upon any representation or statement, whether oral or written, made by the other Party or by that other Party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

16.Counterparts.  This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Several signature pages may be collected and annexed to one or more documents to form a complete counterpart.  Photocopies, facsimiles, and/or PDFs of executed copies of this Agreement may be treated as originals.

17.Authority to Execute Agreement.  By signing below, each Party warrants and represents that the person signing this Agreement on its behalf has authority to bind that Party and that the Party’s execution of this Agreement is not in violation of any by-law, covenants and/or other restrictions placed upon them by their respective entities.

18.Effective Date.  The terms of the Agreement will be effective only when fully executed copies of this Agreement are exchanged between the Parties (the “Effective Date”).

19.Headings.  The various headings used in this Agreement are solely for the Parties’ convenience and may not be used to interpret this Agreement.  The headings do not define, limit, extend or describe the Parties’ intent or the scope of this Agreement.

READ THE FOREGOING DOCUMENT CAREFULLY. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Agreement to be executed as of the date(s) set forth below.

/s/ Julia Brncic
for EXPRESS SCRIPTS, INC. Title: VP and Associate General Counsel Dated: 9/26/16

/s/ Timothy P. Walbert
for HORIZON PHARMA USA, INC. Title: Chairman, President and CEO Dated: 9/24/16